								 Exhibit 99



Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


			 OHIO CASUALTY CORPORATION
		    UPDATES PROJECTED FINANCIAL RESULTS


FAIRFIELD, Ohio, February 5, 2002 --- Ohio Casualty Corporation (Nasdaq:OCAS) today announced an update to the projected financial results of its Corporate Strategic Plan. The original objectives were part of a new Corporate Strategic Plan announced in June 2001. The projected financial results for 2002 and 2003 are being updated to reflect the recently announced exit from the New Jersey private passenger automobile market, recent trends in loss ratios, and changes in reinsurance costs and the insurance pricing environment.

President and CEO Dan Carmichael, CPCU, commented "Our Corporate Strategic Plan continues to include a focus on profit, with a long-term objective of achieving an after-tax return on equity of 12%. While the expense ratio is higher than the original projections due to changes in our mix of business and in the structure of certain reinsurance contracts, we believe our projections represent significant progress in our return to desired profitability. Our targeted combined ratio of 102.0% in 2003 is 50 basis points better than the forecast as of June 2001."

The Standard Commercial Lines business unit has a target statutory combined ratio of 107.4% for 2002 and 102.5% for 2003. Net premiums written are projected to be approximately $755 million for 2002 and $820 million for 2003. Significant improvement in the loss ratio occurred during 2001 and continued improvement is projected as a result of strong renewal price increases and quality underwriting. The underwriting expense ratio reflects costs of operating dual policy issuance systems until the full benefit of increased investment in technology is realized in late 2003.

For the Specialty Commercial Lines business unit, the statutory combined ratio projections are 93.7% for 2002 and 96.7% for 2003. Projections for net premiums written are approximately $139 million for 2002 and $162 million for 2003. Higher reinsurance costs offset much of the gross premium written growth in 2002. Elimination of ceding commission on umbrella reinsurance beginning 2002 increased the specialty commercial lines expense ratio by approximately 3 points for both 2002 and 2003. Changes in ceding commissions have no bottom line profitability impact because reinsurers require an offsetting amount in ceded premiums.

The Personal Lines business unit targets a combined ratio of 107.4% for 2002 and 102.5% for 2003. Projected net premiums written are approximately $506
million for 2002 and $467 million for 2003.   In 2003, slower improvement in
the homeowners line of business is expected to offset much of the expected improvement in profitability from exiting New Jersey private passenger auto. Elimination of the New Jersey private passenger auto business is projected to improve personal lines underwriting profit despite a related increase in the personal lines expense ratio.

For the Ohio Casualty Group, projections for the statutory combined ratio are 106.5% in 2002 and 102.0% in 2003. Net premiums written projections are approximately $1.40 billion for 2002 and $1.45 billion for 2003. The revised premium projections are less than the projections as of June 2001 due to the recently announced exit from the New Jersey private passenger auto market.

The attached financial data table summarizes the actual revenues and underwriting results of the Corporation for 2000 and 2001 and projected revenues and underwriting results for 2002 and 2003, including business unit targets. Achieving the targeted combined ratios is projected to result in 2002 operating income of approximately $57 million with net income including projected realized gains of approximately $120 million, for a projected return on estimated average shareholders equity of approximately 11%. For 2003, achieving the targeted combined ratios is projected to result in 2003 operating income of approximately $97 million with net income including projected realized gains of approximately $105 million, for a projected return on estimated average shareholders equity of approximately 9%. The Corporation's ability to meet the projected financial results will be influenced by a number of factors, including those identified in the forward-looking statements section.

Elimination of the previously announced New Jersey private passenger auto business, which had relatively low commissions and low variable processing costs, increases the overall underwriting expense ratio for the Group. Umbrella reinsurance purchased for 2002 did not include a ceding commission that had been included in recent years. Such ceding commissions consequently increase ceded premiums, resulting in a neutral bottom line impact, but ceding commissions do serve to decrease underwriting expense ratios on a net of reinsurance basis. The impact of both of these eliminated items increased the underwriting expense ratio by 1.6 points as summarized on the table below:

Projected Year 2002                      NJ Auto          Ceding       Revised Projection
Total All Lines          Revised         Business        Commission     As If Eliminated
($ in millions)         Projection      Eliminated       Eliminated    Items Were Restored
---------------------   ----------      ----------       ----------    -------------------
Net Premiums Written     $1,400.0         $(99.0)           $6.5            $1,492.5
Underwriting Expenses       473.2          (14.0)            6.5               480.7
Expense Ratio                33.8%          14.1%          100.0%               32.2%

Summary

"We are pleased with progress toward executing our Corporate Strategic Plan," stated Mr. Carmichael. "While we will continue to refine our Strategic Plan, we believe we are on track toward achieving our five-year goal of 12% after-tax return on equity.

Conference Call
The Corporation will conduct a conference call to discuss information included in this news release and related matters at 1:30 p.m. EST on Tuesday, February 5, 2002. The conference call will be Webcast simultaneously in a listen only mode via Investor Broadcast Network's Vcall Website, located at http://www.vcall.com. To listen to the live call, please go to the Website at least fifteen minutes early to register, download, and install any necessary audio software. There is no charge to access the call.


Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 37th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2001). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $4.52 billion as of December 31, 2001.


Forward-looking Statements
Certain of the statements contained in this Press Release, including the Statutory Property and Casualty Projected Results for the Years 2002-2003 and all other financial forecasts and projections, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified herein by words or phrases such as "expect," "project," "forecast," "plan," "goal," and similar expressions or future or conditional verbs such as "will," "should," and "would". Future premium levels, loss experience, operating expenses and profits are all influenced by a number of factors, including those identified below, all of which are inherently difficult to forecast. Consequently, actual results may differ materially from those included in the forward-looking statements.
Among the factors that could cause actual results to differ materially from the forward-looking statements in this Press Release are the following:

			   General Industry Factors

- Pricing environment for the Corporation's insurance products and general competition
-  Changes in governmental regulation
-  Acts of war and terrorist activities
-  Fluctuations in interest rates and performance of the financial markets
-  General economic and market conditions

			  Corporation-Specific Factors

-  Ability of the Corporation to successfully execute its Corporate
   Strategic Plan
-  Ability of the Corporation to refinance its existing bank debt
- Ability of the Corporation to achieve and maintain planned price increases for its insurance products
- Ability of the Corporation to achieve and maintain planned expense savings
- Ability of the Corporation to retain key employees and agents having the experience and skills necessary to execute the Corporation's Strategic Plan
- Ability of the Corporation to attain planned benefits from technology initiatives
- Ability of the Corporation to maintain sufficient financial strength ratings
-  Adequacy of the Corporation's property and casualty reserves
-  Catastrophe losses and other adverse claims experience
-  Availability and pricing of reinsurance
-  Litigation and administrative proceedings

Other factors that could cause actual results to differ include those matters set forth in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The Corporation disclaims any obligation or intention to publicly update or revise any of the forward-looking statements contained in this Press Release, whether as a result of new information, future events or otherwise.


				(Table Follows)

Ohio Casualty Corporation
Statutory Property and Casualty Projected Results for the Years 2002-2003 ($ in millions) (Unaudited)

						Actual                      Projected
					 Twelve Months Ended           Twelve Months Ended
				    Dec. 31, 2000   Dec. 31, 2001       2002         2003
				    -----------------------------      -------------------
Property and Casualty
Net Premiums Written
  Standard Commercial Lines            $  721.7        $  689.6        $  755.0   $  820.0
  Specialty Commercial Lines              107.3           136.1           139.0      162.0
  Personal Lines                          676.4           646.5           506.0      467.0
				       --------        --------        --------   --------
       Total All Lines                 $1,505.4        $1,472.2        $1,400.0   $1,449.0

Loss and Loss Adjustment Expense Ratio
  Standard Commercial Lines               91.8%           79.8%           72.1%      68.7%
  Specialty Commercial Lines              35.4%           52.4%           48.1%      52.4%
  Personal Lines                          83.9%           85.5%           79.0%      73.9%
                                       --------        --------        --------   --------
       Total All Lines                    84.4%           79.9%           72.6%      68.7%

Underwriting Expense Ratio
  Standard Commercial Lines               38.2%           36.4%           35.3%      33.7%
  Specialty Commercial Lines              44.4%           38.4%           45.6%      44.4%
  Personal Lines (a)                      29.6%           27.4%           28.4%      28.6%
                                       --------        --------        --------   --------
      Total All Lines (a)                34.8%           32.6%           33.8%      33.3%

Statutory Combined Ratio
  Standard Commercial Lines              130.0%          116.2%          107.4%     102.5%
  Specialty Commercial Lines              79.8%           90.8%           93.7%      96.7%
  Personal Lines (a)                     113.5%          112.9%          107.4%     102.5%
                                       --------        --------        --------   --------
       Total All Lines (a)               119.2%          112.6%          106.5%     102.0%

(a) Ratios shown for 2001 exclude the effects of $40.6 million New Jersey renewal obligation transfer fee.

Footnotes:
1) The data included in this table have been prepared in accordance with statutory accounting principles (SAP), which differ from generally accepted accounting principles (GAAP). For a description of certain of the material differences between SAP and GAAP, see footnote 16 to the Corporation's consolidated financial statements for the fiscal year ended December 31, 2000, which are included in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

2) The actual or forecasted financial results appearing in the table for each of the three fiscal years ending December 31, 2001, December 31, 2002, and December 31, 2003 have been prepared by management of the Corporation and have not been reviewed or examined by its independent public accountants. These forecasted financial results omit certain information and disclosures which would be required under GAAP. The forecasted financial results are based upon various assumptions of the Corporation's management which are not detailed in the table or the Press Release, including assumptions as to product pricing, loss experience, and expense savings. The achievability of these assumptions will depend in part on future events over which the Corporation will have no control. Certain of the factors which may affect the assumptions underlying these forecasts are described under the heading "Forward-Looking Statements" of this Press Release. Certain assumptions will not materialize or be achieved because events will not occur as forecasted. Consequently, there can be no assurance that the actual operating results of the Corporation will correspond to the financial forecast in the table above.

3) The "Total All Lines" data for the Actual Twelve Months Ended Dec. 31,
2000 included in this table has been audited. It is the same as the "Total Property & Casualty" data included in Note 13 - Segment Information on the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The Standard Commercial Lines, Specialty Commercial Lines, and Personal Lines components of Total All Lines have not been audited as they represent new reportable segments for the Corporation beginning second quarter 2001, due to a change in the Corporation's internal management structure. As indicated in footnote 2 above, none of the 2001, 2002, or 2003 financial results appearing in the table have been audited.